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THE LOEWEN GROUP INC.
                                                                 Exhibit 12.2
Computation of Earnings to Fixed Charges Ratio (Under US GAAP)
EXPRESSED IN THOUSANDS OF U.S. DOLLARS


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                                                                            1998        1997        1996        1995        1994
                                                                      ----------   ---------   ---------  ----------   ---------
Earnings (loss) before income taxes                                   $ (764,601)  $  43,290   $  87,765  $ (125,539)  $  57,877

Fixed charges included in earnings (loss) before income taxes
   Interest on long-term debt                                            155,760     125,450      88,932      50,913      34,203
   Amortization of debt issue costs                                       26,859       7,014       4,171       1,512       1,139
   Dividends on preferred securities of subsidiary                         7,088       7,088       7,088       7,088       2,678
                                                                      ----------   ---------   ---------  ----------   ---------
                                                                         189,707     139,552     100,191      59,513      38,020
                                                                      ----------   ---------   ---------  ----------   ---------

Earnings (loss)                                                       $ (574,894)  $ 182,842   $ 187,956  $  (66,026)  $  95,897
                                                                      ----------   ---------   ---------  ----------   ---------
                                                                      ----------   ---------   ---------  ----------   ---------

Fixed charges
   Fixed charges included in earnings (loss) before income taxes       $ 189,707   $ 139,552   $ 100,191   $  59,513   $  38,020
   Capitalized interest                                                    2,510       2,093       2,092       2,722       1,128
                                                                      ----------   ---------   ---------  ----------   ---------
Total fixed charges                                                    $ 192,217   $ 141,645   $ 102,283   $  62,235   $  39,148
                                                                      ----------   ---------   ---------  ----------   ---------
                                                                      ----------   ---------   ---------  ----------   ---------

Ratio of earnings to fixed charges                                           ---X        1.3X        1.8X        ---X        2.4X
                                                                      ----------   ---------   ---------  ----------   ---------
                                                                      ----------   ---------   ---------  ----------   ---------
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(1)  The 1998 and 1995 losses are not sufficient to cover fixed charges by a total of approximately $767.1 million and $128.3 million, respectively, and as such the ratio of earnings to fixed charges has not been computed.